EXHIBIT 3.1
Hayes Lemmerz Finance LLC- Luxembourg S.C.A.

Société en commandite par actions
Siège social: 174, Route de Longwy L-1940 Luxembourg
CONSTITUTION DE SOCIETE DU 24 MAI 2007
NUMERO . . . . . /2007
In the year two thousand six, on the twenty-forth of May.
Before Us Maître Martine Schaeffer, notary public residing in Remich. (Grand-Duchy of Luxembourg).
THERE APPEARED:
HLI Operating Company Inc., a corporation established under the laws of the State of Delaware, having its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and registered with the number 3640906;
represented by Ms Corinne PETIT, employee, with professional address in Remich, by virtue of a proxy given in Luxembourg, on May 24, 2007,
Hayes Lemmerz Finance LLC, a company established under the laws of the State of Delaware, having its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808;
represented by Corinne PETIT, employee, with professional address in Luxembourg, by virtue of a proxy given in Remich, on May 24, 2007,
The said proxies, after having been signed “ne varietur” by the representative of the appearing parties and the undersigned notary, will remain annexed to the present deed for the purpose of registration.
The appearing parties, represented as stated here-above, have requested the undersigned notary, to state as follows the articles of incorporation of a société en commandite par actions, which is hereby incorporated:
I. NAME — REGISTERED OFFICE — OBJECT — DURATION
Art. 1. — Name
There is formed among Hayes Lemmerz Finance LLC, sole general partner (associé commandité) who is also the manager of the Company (the Managing Shareholder) and the holders of ordinary shares (the Limited Shareholders, and collectively with the Managing Shareholder, the Shareholders), a société en commandite par actions under the name “Hayes Lemmerz Finance LLC — Luxembourg S.C.A.” (hereafter the Company), which shall be governed by the laws of Luxembourg, in particular by the law dated August 10, 1915, on commercial companies, as amended (hereafter the Law), as well as by the present articles of incorporation (hereafter the Articles).
Art. 2. — Registered office

2.1.	The registered office of the Company is established in Luxembourg City, Grand Duchy of Luxembourg. It may be transferred within the boundaries of the municipality by a resolution of the Managing Shareholder. The registered office may further be transferred to any other place in the Grand Duchy of Luxembourg by a resolution of the Shareholders adopted in the manner required for the amendment of the Articles.

2.2.	Branches, subsidiaries or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the Managing Shareholder. Where the Managing Shareholder determines that extraordinary political or military developments or events have occurred or are imminent as determined in its sole discretion and that these developments or events may interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances. Such temporary measures shall have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.
Art. 3. — Object
3.1.	The object of the Company is the acquisition of participations, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever and the administration, management, control and development of such participations. The Company may in particular acquire by way of subscription, purchase, exchange or in any other manner any stock, shares and/or other participation securities, bonds, debentures, certificates of deposit and/or other debt instruments and more generally any securities and/or financial instruments issued by any public or private entity whatsoever. It may participate in the creation, development, management and control of any company or enterprise. It may further make direct or indirect real estate investments and invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin whatsoever.

3.2.	The Company may borrow in any form whatsoever. It may issue notes, bonds and debentures and any kind of debt and/or equity securities. The Company may lend funds including, without limitation, the proceeds of any borrowings and/or issues of debt or equity securities to its subsidiaries, affiliated companies and/or any other companies and the Company may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over all or over some of its assets to guarantee its own obligations and undertakings and/or obligations and undertakings of any other company, and, generally, for its own benefit and/or the benefit of any other company or person, in each case to the extent those activities are not considered as regulated activities of the financial sector.

3.3.	The Company may generally employ any techniques and instruments relating to its investments for the purpose of their efficient management, including techniques and instruments designed to protect the Company against credit, currency exchange, interest rate risks and other risks.

3.4.	The Company may generally carry out any operations and transactions, which directly or indirectly favour or relate to its object.

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Art. 4. — Duration
4.1.	The Company is formed for an unlimited duration.

4.2.	The Company may be dissolved, at any time, by a resolution of the Shareholders of the Company adopted in the manner required for the amendment of the Articles.

4.3	The Company shall not be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting any of the Shareholders. In case of death, incapacity or inability of the Managing Shareholder, article 112 of the Law shall apply.
II. CAPITAL — SHARES
Art. 5. Capital
5.1.	The Company’s corporate capital is set at thirty-one thousand euro (EUR 31,000) consisting of three hundred and ten (310) management shares and thirty thousand six hundred and ninety (30,690) ordinary shares, all in registered form with a par value of one euro (EUR 1) each, subscribed and fully paid-up.

5.2.	The Managing Shareholder shall be authorized for a period of 5 (five years) starting on the date of the incorporation of the Company:
(i) to increase the corporate capital of the Company, in one or several times, from thirty-one thousand euro (EUR 31,000) to 10 million euro (EUR 10,000,000) by the creation and issuance of ordinary shares;
(ii) to determine, the moment and place of the issue of these shares;
(iii) to limit or withdraw the Shareholders’ preferential subscription rights in respect of such issue(s) of shares and to issue such shares to such person(s) as the Managing Shareholder decides;
(iv) to record by way of a notarial deed each and any share capital increase effectuated within the limits of the authorised share capital and to amend article 5.1 of the Articles accordingly; and
(v) to amend the share register of the Company every time an increase of the share capital is effected within the limits of the authorised share capital.
5.3	The share capital of the Company may be increased or reduced by a resolution of the general meeting of Shareholders of the Company adopted in the manner required for amendments of the Articles.
Art. 6. — Shares
6.1.	The shares are and will remain in registered form (actions nominatives).

6.2.	A shareholders’ register will be kept at the registered office of the Company in accordance with the provisions of the Law and may be examined by each Shareholder who so requests.

6.3	Shares shall be transferred by a written declaration of transfer registered in the shareholders’ register of the Company, such declaration of transfer to be executed by the

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transferor and the transferee or by persons holding suitable powers of attorney. The Company may also accept as evidence of transfer other instruments of transfer satisfactory to the Company.

6.4	Each share entitles the holder to a fraction of the corporate assets and profits of the Company in direct proportion to the number of shares in existence.

6.5	Towards the Company, the Company’s shares are indivisible, since only one owner is recognized per share. Joint co-owners must appoint a sole person as their representative towards the Company.

6.6.	The Company may redeem its own shares within the limits set forth by the Law.
III. MANAGEMENT — REPRESENTATION
Art. 7. Management of the Company
7.1	The Company shall be managed by the Managing Shareholder.

7.2	All powers not expressly reserved by the Law or the present Articles to the Shareholders or to the Supervisory Board fall within the competence of the Managing Shareholder, which shall have all powers to carry out and approve all acts and operations consistent with the Company’s object.

7.3	Special and limited powers may be delegated for determined matters to one or more agents, whether shareholders or not, by the Managing Shareholder.

7.4	The Managing Shareholder is authorised to delegate the day-to-day management of the Company and the power to represent the Company in respect thereto to one or more officers, or other agents who may but are not required to be shareholders, acting individually or jointly.

7.5	The Company shall be bound towards third parties by the signature of the Managing Shareholder or by the joint or single signature of any person to whom such signatory power has been validly delegated in accordance with articles 7.3 and 7.4 of these Articles and within the limits of such power.

7.6	No contract or other transaction between the Company and any other company or person shall be affected or invalidated by the fact that the Managing Shareholder or any officers of the Company is interested in the transaction, or is a director, associate, officer or employee of such other company or person.
Art. 8. Liability
8.1	To the extent permissible under Luxembourg law, the Managing Shareholder and other officers of the Company, as well as those persons to whom such signatory powers have been validly delegated in accordance with articles 7.3 and 7.4 of these Articles, shall be indemnified out of the assets of the Company against all costs, charges, losses, damages

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and expenses incurred or sustained by them in connection with any actions, claims, suits or proceedings to which they may be made a party by reason of being or having been managers, officers or delegatees of the Company, by reason of any transaction carried out by the Company, any contract entered into or any action performed, concurred in, or omitted, in connection with the execution of their duties save for liabilities and expenses arising from their gross negligence or willful default, in each case without prejudice to any other rights to which such persons may be entitled.

8.2	The Managing Shareholder is jointly and severally liable for all liabilities of the Company to the extent that they cannot be paid out of the assets of the Company.
IV. GENERAL MEETINGS OF SHAREHOLDERS
Art. 9. Powers and voting rights
9.1	The general meeting of Shareholders properly constituted represents the entire body of Shareholders of the Company.

9.2	It cannot order, adopt, carry out or ratify acts relating to the operations of the Company without the consent of the Managing Shareholder.

9.3	Resolutions of the Shareholders shall be adopted at general meetings.

9.4	Each Shareholder has voting rights commensurate to his shareholding. Each share is entitled to one vote.
Art. 10. Notices, quorum, majority and voting proceedings
10.1	The notice periods and proceedings as well as the discussion proceedings provided by law shall govern the notice for, and conduct of, the meetings of Shareholders of the Company, unless otherwise provided herein.

10.2	Meetings of Shareholders of the Company shall be held at such place and time as may be specified in the respective convening notices of the meetings.

10.3	If all the Shareholders of the Company are present or represented at a meeting of the Shareholders of the Company, and consider themselves as being duly convened and informed of the agenda of the meeting, the meeting may be held without prior notice.

10.4	A Shareholder may act at any meeting of the Shareholders of the Company by appointing another person (who need not be a shareholder) as his proxy in writing, whether in original or by telegram, telex, facsimile or e-mail.

10.5	Each Shareholder may also participate in any meeting of the Shareholders of the Company by telephone or video conference call or by any other similar means of communication allowing all the persons taking part in the meeting to identify, hear and speak to each other. The participation in a meeting by these means is deemed equivalent to a participation in person at such meeting.

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10.6	Each Shareholder may also vote by way of voting forms provided by the Company. These voting forms contain the date and place of the meeting, the agenda of the meeting, the text of the proposed resolutions as well as for each proposed resolution, three boxes allowing the Shareholders to vote in favour, against or abstain from voting on the proposed resolution. The voting forms must be sent by the Shareholders by mail, telegram, telex, facsimile or e-mail to the registered office of the Company. The Company will only accept the voting forms which are received prior to the time of the meeting specified in the convening notice. Voting forms which show neither a vote (in favour or against the proposed resolutions) nor an abstention shall be void.

10.7	Except as otherwise required by law or by these Articles, and subject to article 9.2, resolutions at a meeting of the Shareholders of the Company duly convened will be passed by a simple majority of those present or represented and voting, regardless of the proportion of the share capital represented at such meeting.

10.8	An extraordinary general meeting convened to amend any provisions of the Articles shall not validly deliberate unless at least one-half of the capital is represented and the agenda indicates the proposed amendments to the Articles. If this quorum is not reached, a second meeting may be convened, in the manner prescribed by the Articles, by means of notices published twice, at fifteen days interval at least and fifteen days before the meeting in the Luxembourg official gazette, the Mémorial, and in two Luxembourg newspapers. Such convening notice shall reproduce the agenda and indicate the date and the results of the previous meeting. The second meeting shall validly deliberate regardless of the proportion of the capital represented. At both meetings, resolutions, in order to be adopted, must be carried by at least two-thirds of the votes cast, subject to article 9.2 of these Articles.

10.9	The nationality of the Company may be changed and the commitments of its Shareholders may be increased only with the unanimous consent of the Shareholders and bondholders.
V. SUPERVISION — ANNUAL ACCOUNTS — ALLOCATION OF PROFITS
Art. 11 Supervisory Board
11.1	The supervision of the Company including particularly its books and accounts shall be entrusted to a supervisory board comprising at least three members (the Supervisory Board) who need not be shareholders. The members of the Supervisory Board shall be appointed by the general meeting of Shareholders of the Company which will determine their number, their remuneration and the term of their office. They will be elected for a term not exceeding six years and shall be re-eligible.

11.2	The Supervisory Board must appoint a chairman among its members and it may choose a secretary.

11.3	The Supervisory Board shall have the powers of a statutory auditor, as provided for by the Law.

11.4	The Supervisory Board shall be consulted by the Managing Shareholder on such matters as the Managing Shareholder may determine and it shall authorise any actions of the Managing

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Shareholder that may, pursuant to the Law or these Articles, exceed the powers of the Managing Shareholder.

11.5	The Supervisory Board shall meet upon call by the Managing Shareholder or by any of its members.

11.6	Written notice of any meeting of the Supervisory Board shall be given to all members at least 24 (twenty-four) hours in advance of the date set for such meeting, except in case of emergency, in which case the nature of such circumstances shall be set forth in the convening notice of the meeting of the Supervisory Board.

11.7	No such written notice is required if all members of the Supervisory Board are present or represented during the meeting and if they state to have been duly informed, and to have had full knowledge of the agenda, of the meeting. The written notice may be waived by the consent in writing, whether in original, by telefax, e-mail, telegram or telex, of each member of the Supervisory Board. Separate written notice shall not be required for meetings that are held at times and places prescribed in a schedule previously adopted by resolution of the Supervisory Board.

11.8	Any member of the Supervisory Board may act at any meeting of the Supervisory Board by appointing, in writing whether in original, by telefax, e-mail, telegram or telex, another member as his proxy. A member may also appoint another member as his proxy by phone, such appointment to be confirmed in writing subsequently.

11.9	The Supervisory Board can validly deliberate and act only if a majority of its members is present or represented. Resolutions of the Supervisory Board are validly taken by a majority of the votes cast. In the event that at any meeting the number of votes for and against a resolution are equal, the chairman of the meeting shall have a casting vote. The resolutions of the Supervisory Board will be recorded in minutes signed by all the members present or represented at the meeting or by the secretary (if any).

11.10	Any member may participate in any meeting of the Supervisory Board by telephone or video conference call or by any other similar means of communication allowing all the persons taking part in the meeting to identify, and hear and speak to, each other. The participation in a meeting by these means is deemed equivalent to a participation in person at such meeting.

11.11	Circular resolutions signed by all the members of the Supervisory Board shall be valid and binding in the same manner as if passed at a meeting duly convened and held. Such signatures may appear on a single document or on multiple copies of an identical resolution and may be evidenced by an original, or by telegram, telex, facsimile or e-mail.

11.12	The members of the Supervisory Board assume, by reason of their mandate, no personal liability in relation to any commitment validly made by them in the name of the Company, provided such commitment is in compliance with these Articles as well as the applicable provisions of the Law.

11.13	To the extent permissible under Luxembourg law, the members of the Supervisory Board shall be indemnified out of the assets of the Company against all costs, charges, losses,

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damages and expenses incurred or sustained by them in connection with any actions, claims, suits or proceedings to which they may be made a party by reason of being or having been members of the Supervisory Board, in connection with the execution of their duties save for liabilities and expenses arising from their gross negligence or willful default, in each case without prejudice to any other rights to which they may be entitled.
Art. 12. — Accounting Year and annual general meeting
12.1	The accounting year of the Company shall begin on the first of February of each year and end on the thirty-first of January of the following year.

12.2	Each year, with reference to the end of the Company’s year, the Managing Shareholder must prepare the balance sheet and the profit and loss accounts of the Company as well as an inventory including an indication of the value of the Company’s assets and liabilities, with an annex summarising all the Company’s commitments and the debts of the manager(s), and auditor(s) of the Company.

12.3	The Managing Shareholder shall, one month before the annual general meeting of Shareholders, deliver documentary evidence and a report on the operations of the Company to the Supervisory Board of the Company who must prepare a report setting forth its proposals.

12.4	The annual general meeting of the Shareholders of the Company shall be held, in accordance with Luxembourg law, in Luxembourg at the address of the registered office of the Company or at such other place in the municipality of the registered office as may be specified in the convening notice of meeting, on the July 31, of each year at 10.00 a.m. If such day is not a business day for banks in Luxembourg, the annual general meeting shall be held on the next following business day.

12.5	The annual general meeting of the Shareholders of the Company may be held abroad if, in the absolute and final judgement of the Managing Shareholder, exceptional circumstances so require.
Art. 13. — Allocation of profits
13.1	From the annual net profits of the Company, five per cent (5%) shall be allocated to the reserve required by law. This allocation shall cease to be required as soon as such legal reserve amounts to ten per cent (10%) of the capital of the Company as stated or as increased or reduced from time to time as provided in article 5 of these Articles.

13.2	The general meeting of Shareholders of the Company shall determine how the remainder of the annual net profits shall be disposed of and it may decide to pay dividends from time to time, as in its discretion it believes will best suit the corporate purpose and policy.

13.3	Dividends, when payable, will be distributed at the time and place fixed by the Managing Shareholder, in accordance with the decision of the general meeting of Shareholders. The dividends may be paid in euro or any other currency selected by the Managing Shareholder.

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13.4	The Managing Shareholder may decide to pay interim dividends under the conditions and within the limits laid down in the Law.
VI. DISSOLUTION — LIQUIDATION
14.1	In the event of dissolution of the Company, the liquidation will be carried out by one or several liquidators, who do not need to be Shareholders, appointed by a resolution of the general meeting of Shareholders which will determine their powers and remuneration. Unless otherwise provided for in the resolution of the Shareholders or by Law, the liquidators shall be invested with the broadest powers for the realisation of the assets and payments of the liabilities of the Company.

14.2	The surplus resulting from the realisation of the assets and the payment of the liabilities of the Company shall be paid to the Shareholders in proportion to the shares held by each Shareholder in the Company.
VII. GENERAL PROVISION
Reference is made to the provisions of the Law and to any agreement which may be entered into among the Shareholders from time to time (if any) for all matters for which no specific provision is made in these Articles.
TRANSITORY PROVISION
The first accounting year shall begin on the date of this deed and shall end on January 31, 2008.
SUBSCRIPTION-PAYMENT
Thereupon,
HLI Operating Company Inc., prenamed and represented as stated above declares to subscribe for thirty thousand six hundred and ninety (30,690) ordinary shares in registered form, with a par value of one euro (EUR 1) each, and to fully pay them up by way of a contribution in cash amounting to thirty thousand six hundred and ninety euros (EUR 30,690).
Hayes Lemmerz Finance LLC, prenamed and represented as stated above declares to subscribe for three hundred and ten (310) shares, with a par value of one euro (EUR 1) each, and to fully pay them up by way of a contribution in cash amounting to three hundred and ten euros (EUR 310).
The amount of thirty-one thousand euro (EUR 31,000) is at the disposal of the Company, as has been proved to the undersigned notary, who expressly acknowledges it.
COSTS
The expenses, costs, fees and charges of any kind whatsoever which will have to be borne by the Company as a result of its incorporation are estimated at approximately one thousand five hundred euro (1,500.-EUR).
RESOLUTIONS OF THE SHAREHOLDERS

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Immediately after the incorporation of the Company, the Shareholders of the Company, representing the entirety of the subscribed share capital have passed the following resolutions:
1.	The number of members of the Supervisory Board of the Company is set at 3 (three).

2.	The following persons are appointed as members of the Supervisory Board of the Company for a term which will expire at the annual general meeting of the shareholders of the Company to be held in Luxembourg in 2013:
1.	Mr Patrick C. Cauley, attorney, having its professional address at 15300 Centennial Drive, Northville, Michigan 48167 (United States of America);

2.	Mr Christophe Gammal, born in Uccle (Belgium) on August 9, 1967, with professional address at 174, route de Longwy, L-1940 Luxembourg; and

3.	Mr Gary Findling, born in Grosse Pointe Woods, Michigan (United States of America) on 17 July 1954, residing at 5345 Overbrook Drive, Ann Arbor, MI 48105 (United States of America).
3.	KPMG Audit, with registered office at 31, Allée Scheffer in L-2520 Luxembourg, is appointed as external auditor of the Company.

4.	The registered office of the Company is set at 174, Route de Longwy in L-1940 Luxembourg
DECLARATION
The undersigned notary who understands and speaks English, states herewith that on request of the above appearing parties, the present deed is worded in English followed by a French version and in case of divergences between the English and the French text, the English version will be prevailing.
WHEREOF the present deed was drawn up in Luxembourg, on the day named at the beginning of this document.
The document having been read to the proxyholder of the appearing parties who signed together with the notary the present deed.
SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE:
L’an deux mille sept, le vingt-quatre mai.
Par devant Maître Martine SCHAEFFER, notaire de résidence à Mersch, Grand-Duché de Luxembourg,
ONT COMPARU :
HLI Operating Company Inc., une société établie selon les lois de l’Etat du Delaware, ayant son siège social au 2711 Centerville Road, Suit 400, Wilmington, Delaware 19808 et immatriculée sous le numéro 3640906 ;
représentée par Mlle Corinne PETIT, employée privée, avec adresse professionnelle à Remich, en vertu d’une procuration donnée à Luxembourg, le 24 mai 2007,

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Hayes Lemmerz Finance LLC, une société établie selon les lois de l’Etat du Delaware, ayant son siège social au 2711 Centerville Road, Suit 400, Wilmington, Delaware 19808
représentée par Mlle Corinne PETIT, employée privée, avec adresse professionnelle à Remich, en vertu d’une procuration donnée à Luxembourg, le 24 mai 2007,
Lesdites procurations, après avoir été signées « ne varietur » par le mandataire des parties comparantes et le notaire instrumentant, resteront annexées au présent acte pour les formalités de l’enregistrement.
Les parties comparantes, représentées comme indiqué ci-dessus, ont prié le notaire instrumentant d’acter de la façon suivante les statuts d’une société en commandite par actions qui est ainsi constituée :
I. NOM SIEGE SOCIAL — OBJET — DUREE
Art. 1. Dénomination
Il est formé entre Hayes Lemmerz Finance LLC, l’associé commandité unique qui est également le gérant de la Société (l’Associé-Gérant-Commandité) et les détenteurs d’actions ordinaires (les Associés Commanditaires, et ensemble avec l’Associé-Gérant-Commandité, les Associés) une société en commandite par actions sous la dénomination de « Hayes Lemmerz Finance LLC — Luxembourg S.C.A. » (ci-après la Société), qui sera régie par les lois du Luxembourg, en particulier par la loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée (la Loi), ainsi que par les présents statuts (les Statuts).
Art. 2. Siège social
2.1.	Le siège social de la Société est établi à Luxembourg-Ville, Grand-Duché de Luxembourg. Il peut être transféré dans les limites de la commune par une résolution de l’Associé-Gérant-Commandité. Le siège social peut par ailleurs être transféré en tout autre endroit du Grand-Duché de Luxembourg par résolution des Associés délibérant de la manière requise pour la modification des Statuts.

2.2.	Des succursales, filiales ou autres bureaux peuvent être établis tant au Grand-Duché de Luxembourg qu’à l’étranger par décision de l’Associé-Gérant-Commandité. Au cas où l’Associé-Gérant-Commandité estime que des événements extraordinaires d’ordre politique ou militaire de nature à compromettre l’activité normale de la Société à son siège social ou la communication de ce siège avec l’étranger se sont produits ou sont imminents, le siège social pourra être transféré provisoirement à l’étranger jusqu’à cessation complète de ces circonstances anormales. Cette mesure provisoire n’aura toutefois aucun effet sur la nationalité de la Société, qui, malgré ce transfert provisoire, restera luxembourgeoise.
Art. 3. Objet
3.1.	L’objet de la Société est la prise de participations, tant au Luxembourg qu’à l’étranger, dans toutes sociétés ou entreprises sous quelque forme que ce soit, et l’administration, la gestion,

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le contrôle et le développement de ces participations. La Société pourra en particulier acquérir par souscription, achat, et échange ou de toute autre manière tous titres, actions et/ou autres valeurs de participation, obligations, créances, certificats de dépôt et/ou autres instruments de dette, et, en général toutes valeurs ou instruments financiers émis par toute entité publique ou privée. Elle pourra participer à la création, le développement, la gestion et le contrôle de toutes sociétés ou entreprises. Elle pourra en outre effectuer directement ou indirectement des investissements immobiliers et investir dans l’acquisition et gérer un portefeuille de brevets ou d’autres droits de propriété intellectuelle de quelque nature ou origine que ce soit.

3.2.	La Société pourra emprunter sous quelque forme que ce soit. Elle peut procéder à l’émission de billet à ordre, obligations et emprunts obligataires et d’autres titres représentatifs d’emprunts et/ou de participation. La Société pourra prêter des fonds, en ce compris, sans limitation, ceux résultant des emprunts et/ou des émissions d’obligations ou valeurs de participation, à ses filiales, sociétés affiliées et/ou à toutes autres sociétés et la Société peut également consentir des garanties et nantir, céder, grever de charges ou autrement créer et accorder des sûretés portant sur toute ou partie de ses avoirs afin de garantir ses propres obligations et engagements et/ou obligations et engagements de toutes autres sociétés et, de manière générale, en sa faveur et/ou en faveur de toutes autres sociétés ou personnes, dans chaque cas, pour autant que ces activités ne constituent pas des activités réglementées du secteur financier.

3.3.	La Société peut, d’une manière générale, employer toutes techniques et instruments liés à ses investissements en vue de leur gestion efficace, en ce compris des techniques et instruments destinés à la protéger contre les risques de crédit, fluctuations monétaires, fluctuations de taux d’intérêt et autres risques.

3.4.	La Société peut d’une façon générale effectuer toutes les opérations et transactions qui favorisent directement ou indirectement ou se rapportent à son objet.
Art. 4. Durée
4.1.	La Société est formée pour une durée illimitée.

4.2.	La Société peut être dissoute à tout moment, par une résolution des Associés de la Société délibérant de la manière requise pour la modification des Statuts.

4.3.	La Société ne sera pas dissoute par suite du décès, de l’interdiction, de l’incapacité, de l’insolvabilité, de la faillite ou de tout autre événement similaire affectant un des Associés. En cas de décès, d’incapacité ou d’empêchement de l’Associé-Gérant-Commandité, l’article 112 de la Loi s’appliquera.
II. CAPITAL SOCIAL — ACTIONS
Art. 5. Capital
5.1.	Le capital social souscrit de la Société est fixé à trente et un mille euros (EUR 31.000) représenté par trois cent dix (310) actions de commandité et trente mille six cent quatre-

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vingt-dix (30.690) actions ordinaires, toutes sous forme nominatives, d’une valeur nominale d’un euro (EUR 1) chacune, souscrites et entièrement libérées.

5.2	L’Associé-Gérant-Commandité est autorisé pendant une période de cinq (5) ans à partir de la date de constitution de la Société à :
(i) augmenter le capital social de la Société, à une ou plusieurs reprises, de trente et un mille euros (EUR 31.000) à 10 million d’euros (EUR 10.000.000) par la création et l’émission d’ actions ordinaires de la Société;
(ii) déterminer le moment et le lieu de l’émission de ces actions;
(iii) limiter ou suspendre les droits de souscription préférentielle des Associés relatifs à cette ou ces émission(s) d’actions ordinaires et émettre ces actions aux personnes désignées par l’Associé-Gérant-Commandité;
(iv) enregistrer par un acte notarié toute augmentation de capital dans les limites du capital autorisé, et de modifier l’article 5.1. des Statuts en conséquence ; et
(v) modifier le registre des actions de la Société chaque fois qu’une augmentation de capital est effectuée dans les limites du capital autorisé.
5.3.	Le capital social de la Société peut être augmenté ou réduit par une résolution de l’assemblée générale des Associés de la Société adoptée de la manière requise pour la modification des Statuts.
Art. 6. Actions
6.1.	Les actions sont et resteront des actions nominatives.

6.2.	Un registre des associés sera maintenu au siège social de la Société conformément aux dispositions de la Loi, et il peut être consulté par chaque Associé qui le désire.

6.3.	Les actions seront transférées par une déclaration écrite de transfert inscrite dans le registre des associés, qui sera exécutée par le cédant et le cessionnaire ou par leur mandataire respectif. La Société peut aussi accepter d’autres instruments de transfert qu’elle jugera satisfaisants comme preuve de transfert.

6.4.	Chaque action confère à son détenteur une fraction des actifs et bénéfices de la Société en proportion directe avec le nombre des actions existantes.

6.5.	Envers la Société, les actions sont indivisibles, de sorte qu’un seul propriétaire par action est admis. Les copropriétaires doivent désigner une seule personne qui les représente auprès de la Société.

6.6.	La Société peut racheter ses propres actions dans les limites fixées par la Loi.
II. GESTION — REPRESENTATION

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Art. 7. Gestion de la Société
7.1.	La Société est administrée par l’Associé-Gérant-Commandité.

7.2.	Tous les pouvoirs non expressément réservés par la Loi ou les présents Statuts aux Associés ou au Conseil de Surveillance seront de la compétence de l’Associé-Gérant-Commandité qui aura tous les pouvoirs pour effectuer et approuver tous actes et opérations conformes à l’objet social de la Société.

7.3.	Des pouvoirs spéciaux et limités pour des tâches spécifiques peuvent être délégués à un ou plusieurs agents, associés ou non, par l’Associé-Gérant-Commandité.

7.4.	L’Associé-Gérant-Commandité est autorisé à déléguer la gestion journalière de la Société et le pouvoir de représenter la Société dans le cadre de cette gestion journalière à un ou plusieurs fondés de pouvoir ou autres agents, associés ou non, agissant individuellement ou conjointement.

7.5.	La Société sera engagée vis-à-vis des tiers par la signature de l’Associé-Gérant-Commandité ou par la signature individuelle ou conjointe de toute personne à qui un tel pouvoir de signature a été valablement délégué conformément aux articles 7.3. et 7.4. des Statuts et dans les limites de ce pouvoir.

7.6.	Aucun contrat ou autre transaction entre la Société et toute autre société ou personne ne sera affecté ou invalidé par le fait que l’Associé-Gérant-Commandité ou autres fondés de pouvoir de la Société a un intérêt dans la transaction, ou est un directeur, associé, agent ou employé de cette autre société ou personne.
Art. 8. Responsabilité
8.1.	Dans la mesure permise par le droit luxembourgeois, l’Associé-Gérant-Commandité et les autres fondés de pouvoir de la Société, ainsi que les personnes à qui des pouvoirs de signature ont été valablement délégués conformément aux articles 7.3. et 7.4. des présents Statuts, seront indemnisés par prélèvement sur les actifs de la Société contre tous les coûts, frais, pertes, dommages et dépenses encourus ou supportés par eux en relation avec toutes actions, plaintes, procès ou procédures auxquels ils peuvent être partie en raison de leur statut actuel ou passé de gérants, fondés de pouvoir ou délégués de la Société, en raison de toute transaction effectuée par la Société, tout contrat conclu ou action accomplie, ou omise ou dans laquelle ils ont participé, en relation avec l’exécution de leurs obligations, à l’exception des dommages et dépenses dues à leur faute lourde ou manquement dolosif, dans chaque cas, sans préjudice de tous les autres droits dont peuvent jouir ces personnes.
8.2.	L’Associé-Gérant-Commandité est conjointement et solidairement responsable des dettes de la Société dans la mesure où celles-ci ne peuvent pas être couvertes par les actifs de la Société.
IV. ASSEMBLEES GENERALES DES ASSOCIES

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Art. 9. Pouvoirs et droits de vote
9.1.	L’assemblée générale des Associés régulièrement constituée représente l’organe entier des Associés de la Société.

9.2.	Elle ne peut ordonner, adopter, exécuter ou ratifier des actes relatifs à des opérations de la Société sans l’accord de l’Associé-Gérant-Commandité.

9.3.	Les résolutions des Associés sont adoptées aux assemblées générales.

9.4.	Chaque Associé a un droit de vote proportionnel à son actionnariat. Chaque action donne droit à un vote.
Art. 10 Convocation, quorum, majorité et procédure de vote
10.1.	Les délais et formalités de convocation ainsi que les règles de tenue des assemblées générales prévus par la Loi gouverneront la convocation et la conduite des assemblées des Associés de la Société sauf stipulations contraires par les présent Statuts.

10.2.	Les assemblées des Associés de la Société seront tenues aux lieu et heure précisés dans les convocations respectives des assemblées.

10.3	Si tous les Associés de la Société sont présents ou représentés à l’assemblée des Associés de la Société et se considèrent eux-mêmes comme dûment convoqués et informés de l’ordre du jour de l’assemblée, l’assemblée pourra se tenir sans convocation préalable.

10.4.	Un Associé peut prendre part aux assemblées générales des Associés de la Société en désignant une autre personne comme mandataire (qui n’a pas besoin d’être un associé) par écrit, soit en original, soit par télégramme, télex, facsimile ou courrier électronique.

10.5.	Chaque associé peut également participer à toute assemblée des Associés de la Société par conférence téléphonique ou vidéoconférence ou par tout autre moyen de communication similaire, permettant à toutes les personnes participant à l’assemblée de s’identifier, s’entendre et se parler. La participation à une assemblée par ces moyens équivaut à une participation en personne à ladite assemblée.

10.6	Chaque Associé peut également voter grâce aux formulaires de vote fournis par la Société. Les formulaires de vote contiennent la date et le lieu de l’assemblée, l’ordre du jour de l’assemblée, le texte des résolutions proposées ainsi que pour chaque résolution proposée, trois cases permettant aux Associés de voter en faveur, contre ou de s’abstenir de voter s’agissant de la résolution proposée. Les formulaires de vote doivent être envoyés par les Associés par courrier, télégramme, télex, facsimile ou courrier électronique au siège social de la Société. La Société n’acceptera que les formulaires de vote reçus avant la date de l’assemblée précisée dans la convocation. Les formulaires de vote qui ne contiennent ni un vote (en faveur ou contre les résolutions proposées) ni une abstention seront nuls.

10.7	Sans préjudices des dispositions contraires prévues par la Loi ou les présents Statuts, et sous réserve de l’article 9.2, les résolutions à une assemblée des Associés de la Société

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dûment convoquée seront adoptées à la majorité simple des Associés présents ou représentés et votants, sans tenir compte de la proportion du capital social représenté à cette assemblée.

10.8.	Une assemblée générale extraordinaire des associés convoquée aux fins de modifier les Statuts ne pourra valablement délibérer que si la moitié au moins du capital social est représentée et que l’ordre du jour indique les modifications statutaires proposées. Si ce quorum n’est pas atteint, une seconde assemblée sera convoquée dans les formes statutaires, par des annonces insérées deux fois, à quinze jours d’intervalle au moins et quinze jours avant l’assemblée dans le journal officiel du Luxembourg, le Mémorial, et dans deux journaux de Luxembourg. Cette convocation reproduira l’ordre du jour et indiquera la date et le résultat de la précédente assemblée. La seconde assemblée délibèrera valablement quelle que soit la proportion du capital représentée. Dans les deux assemblées, les résolutions, pour être adoptées, devront réunir les deux tiers au moins des voix exprimées sous réserve de l’article 9.2. des présents Statuts.

10.9.	La nationalité de la Société ne peut être changée et les engagements de ses Associés ne peuvent être augmentés qu’avec l’accord unanime des Associés et propriétaires d’obligations.
V. SUPERVISION — COMPTES ANNUELS — AFFECTATION DES BENEFICES
Art. 11. Conseil de Surveillance.
11.1.	La supervision de la Société comprenant en particulier ses livres et comptes sera confiée à un conseil de surveillance composé d’au moins trois membres (le Conseil de Surveillance) qui n’ont pas besoin d’être associés. Les membres du Conseil de Surveillance seront nommés par l’assemblée générale des Associés de la Société qui déterminera leur nombre, leur rémunération et la durée de leur mandat. Ils seront élus pour une durée maximale de six ans et seront rééligibles.

11.2.	Le Conseil de Surveillance devra nommer un président parmi ses membres et peut désigner un secrétaire.

11.3.	Le Conseil de Surveillance aura les pouvoirs d’un commissaire aux comptes, tels que prévus par la Loi.

11.4.	Le Conseil de Surveillance sera consulté par l’Associé-Gérant-Commandité sur toutes les questions que l’Associé Commandité déterminera, et il pourra autoriser les initiatives de l’Associé-Gérant-Commandité qui, selon la Loi ou les présents Statuts, dépassent les pouvoirs de l’Associé-Gérant-Commandité.

11.5.	Le Conseil de Surveillance est convoqué par l’Associé-Gérant-Commandité ou par un de ses membres.

11.6.	Une convocation écrite à toute réunion du Conseil de Surveillance sera donnée à tous ses membres au moins 24 (vingt-quatre) heures avant la date fixée de la réunion, sauf en cas d’urgence, auquel cas la nature de ces circonstances sera précisée dans la convocation de ladite réunion du Conseil de Surveillance.

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11.7.	Cette convocation écrite n’est pas nécessaire si tous les membres du Conseil de Surveillance sont présents ou représentés à la réunion et s’ils déclarent avoir été dûment informés et avoir parfaite connaissance de l’ordre du jour de la réunion. Il peut aussi être renoncé à la convocation écrite avec l’accord écrit de chaque membre du Conseil de Surveillance de la Société soit en original, soit par téléfax, courrier électronique, télégramme ou télex. Des convocations écrites ne seront pas exigées pour des réunions se tenant à une heure et à un endroit prévus dans un calendrier préalablement adopté par résolution du Conseil de Surveillance.

11.8.	Tout membre du Conseil de Surveillance peut participer à toute réunion du Conseil de Surveillance en nommant par écrit, soit en original ou par téléfax, courrier électronique, télégramme ou télex, un autre membre comme son mandataire. Un membre peut également nommer un autre membre comme son mandataire par téléphone, mais cette nomination devra ensuite être confirmée par écrit.

11.9.	Le Conseil de Surveillance ne peut délibérer et agir valablement que si la majorité de ses membres est présente ou représentée. Les décisions du Conseil de Surveillance sont prises à la majorité des voix exprimées. Si à une réunion, il y a égalité du nombre de voix pour et contre une résolution, le vote du président sera prépondérant. Les résolutions du Conseil de Surveillance seront consignées en procès-verbaux, signés par tous les membres présents ou représentés à la réunion ou par le secrétaire (le cas échéant).

11.10	Tout membre peut participer à une réunion du Conseil de Surveillance par conférence téléphonique ou vidéoconférence ou par tout autre moyen de communication similaire, permettant à toutes les personnes participant à la réunion de s’identifier, s’entendre et se parler. La participation à une réunion par ces moyens équivaut à une participation en personne à ladite réunion.

11.11.	Des résolutions circulaires signées par tous les membres du Conseil de Surveillance seront valables comme si elles avaient été adoptées à une réunion dûment convoquée et tenue. Les signatures peuvent être apposées sur un document unique ou sur plusieurs copies d’une résolution identique et, envoyées en original, par télégramme, telex, facsimile ou courrier électronique.

11.12.	Les membres du Conseil de Surveillance ne contractent à raison de leur fonction aucune obligation personnelle relativement aux engagements régulièrement pris par eux au nom de la Société, dans la mesure où ces engagements sont pris en conformité avec les Statuts et les dispositions applicables de la Loi.

11.13.	Dans la mesure permise par le droit luxembourgeois, les membres du Conseil de Surveillance seront indemnisés par prélèvement sur les actifs de la Société contre tous les coûts, frais, pertes, dommages et dépenses encourus ou supportés par eux en relation avec toutes actions, plaintes, procès ou procédures auxquels ils peuvent être partie en raison de leur statut actuel ou passé de membre du Conseil de Surveillance, en relation avec l’exécution de leurs obligations, à l’exception des dommages et dépenses dues à leur faute lourde ou manquement dolosif, dans chaque cas, sans préjudice de tous les autres droits dont ils peuvent jouir.

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Art. 12 Exercice social et assemblée générale annuelle
12.1.	L’exercice social de la Société commence le premier février de chaque année et se termine le trente et un janvier de l’année suivante.

12.2.	Chaque année, à la fin de l’exercice, l’Associé-Gérant-Commandité dresse le bilan et le compte de profits et pertes de la Société ainsi qu’un inventaire comprenant l’indication des valeurs actives et passives de la Société avec une annexe résumant tous les engagements de la Société et les dettes des gérants et commissaires aux comptes de la Société.

12.3.	L’Associé-Gérant-Commandité devra, un mois avant la date de l’assemblée générale annuelle des Associés, fournir les pièces justificatives et un rapport sur les opérations de la Société au Conseil de Surveillance de la Société qui devra préparer un rapport exposant ses propositions.

12.4.	L’assemblée générale annuelle des Associés de la Société se tiendra, conformément au droit luxembourgeois, au Luxembourg, à l’adresse du siège social de la Société ou à tout autre endroit dans la commune du siège social tel que précisé dans l’avis de convocation, le 31 juillet de chaque année à 10h00 a.m. Si ce jour n’est pas un jour ouvrable bancaire au Luxembourg, l’assemblée générale annuelle se tiendra le jour ouvrable suivant.

12.5.	L’assemblée générale annuelle des Associés de la Société peut se tenir à l’étranger, si l’Associé-Gérant-Commandité considère de manière discrétionnaire que des circonstances exceptionnelles l’exigent.
Art. 13. Affectation des bénéfices
13.1	Cinq pour cent (5%) des bénéfices nets annuels de la Société seront affectés à la réserve requise par la loi. Cette affectation cessera d’être exigée dès que la réserve légale aura atteint dix pour cent (10%) du capital social souscrit tel qu’il est fixé ou tel que celui-ci aura été augmenté ou réduit, selon l’article 5 des Statuts.

13.2.	L’assemblée générale des Associés de la Société décidera de l’affectation du solde des bénéfices nets annuels et décidera de payer des dividendes aux moments qu’elle jugera opportun au regard des objectifs et de la politique de la Société.

13.3.	Les dividendes seront distribués au moment et au lieu fixés par l’Associé-Gérant-Commandité conformément à la décision de l’assemblée générale des Associés. Les dividendes peuvent être payés en euro ou en toute autre devise choisie par l’Associé-Gérant-Commandité.

13.4.	L’Associé-Gérant-Commandité peut décider de payer des dividendes intérimaires aux conditions et dans les limites fixées par la Loi.
VI. DISSOLUTION — LIQUIDATION

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14.1.	En cas de dissolution de la Société, la liquidation sera effectuée par un ou plusieurs liquidateurs, qui n’ont pas besoin d’être Associés, nommés par une résolution de l’assemblée générale des Associés qui déterminera leurs pouvoirs et leur rémunération. Sauf disposition contraire prévue par la Loi ou la décision des Associés de la Société, les liquidateurs seront investis des pouvoirs les plus larges pour la réalisation des actifs et du paiement des dettes de la Société.

14.2.	Le boni de liquidation résultant de la réalisation des actifs et après paiement des dettes de la Société sera distribué aux Associés proportionnellement au nombre d’actions détenues par chaque Associé dans la Société.
VI. DISPOSITION GENERALE
Il est fait référence aux dispositions de la Loi et à tout contrat qui peut être conclu entre les Associés de temps à autre (le cas échéant) pour tous les points qui ne font pas l’objet d’une disposition spécifique dans ces présents Statuts.
DISPOSITION TRANSITOIRE
Le premier exercice social commencera à la date du présent acte et s’achèvera le 31 janvier 2008.
SOUSCRIPTION ET LIBERATION
Sur ces faits,
HLI Operating Company Inc., prénommée et représentée comme indiqué ci-dessus, déclare souscrire trente mille six cent quatre-vingt-dix (30.690) actions ordinaires sous forme nominative, d’une valeur nominale d’un euro (EUR 1) chacune, et de les libérer intégralement par un apport en numéraire d’un montant de trente mille six cent quatre-vingt-dix euros (EUR 30.690).
Hayes Lemmerz Finance LLC, prénommée et représentée comme indiqué ci-dessus, déclare souscrire trois cent dix (310) actions de commandité sous forme nominative, d’une valeur nominale d’un euro (EUR 1) chacune, et de les libérer intégralement par un apport en numéraire d’un montant de trois cent dix euros (EUR 310).
Le montant de trente et un mille euros (EUR 31.000) est à la disposition de la Société, comme il a été prouvé au notaire instrumentant qui le reconnaît expressément.
FRAIS
Les dépenses, coûts, honoraires et charges de toutes sortes qui incombent à la Société du fait de sa constitution s’élèvent approximativement à mille cinq cents euros (1,500.-EUR).
RESOLUTIONS DES ASSOCIES
Immédiatement après la constitution de la Société, les Associé de la Société, représentant l’intégralité du capital social souscrit ont pris les résolutions suivantes :

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1.	Le nombre des membres du Conseil de Surveillance de la Société est fixé à trois (3).

2.	Les personnes suivantes sont nommées membres du Conseil de Surveillance de la Société pour une durée qui expirera à l’assemblée générale annuelle des Associés de la Société qui se tiendra à Luxembourg en 2013:
1.	M. Patrick Cauley, avocat, ayant son adresse professionnelle au 15300 Centennial Drive, Northville, Michigan 48167 (Etats-Unis d’Amérique) ;

2.	M. Christophe Gammal né à Uccle (Belgique) le 9 août 1967, ayant son adresse professionnelle au 174, route de Longwy, L-1940 Luxembourg; et

3.	M. Gary Findling, né à Grosse Pointe Woods, Michigan le 17 juillet 1954, ayant son adresseau 5345 Overbrook Drive, Ann Arbor, MI 48105 (Etats-Unis d’Amérique).
3.	KPMG Audit, avec siège social au 31, Allée Scheffer, L-2520 Luxembourg est nommé réviseur d’entreprise.

4.	Le siège social de la Société est établi au 174, route de Longwy, L-1940 Luxembourg.
DECLARATION
Le notaire soussigné qui comprend et parle l’anglais, déclare qu’à la requête des parties comparantes, le présent acte est rédigé en anglais suivi d’une traduction française et qu’en cas de divergence entre le texte anglais et français, la version anglaise fera foi.
Fait et passé à Luxembourg, à la date qu’en tête des présentes.
Lecture du document ayant été faite au mandataire des parties comparantes, celui-ci a signé, avec le notaire instrumentant, le présent acte.

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Hayes Lemmerz Finance LLC-Luxembourg S.C.A.
Société en commandite par actions
Siège social: L-1940 Luxembourg
174, route de Longwy
ACTE RECTIFICATIF
DU 20 AOÛT 2007
     In the year two thousand and seven, on the twentieth of August.
     Before Maître Martine SCHAEFFER, notary residing in Luxembourg.
     THERE APPEARED:
     1) HLI Operating Company Inc., a corporation established under the laws of the State of Delaware, having its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and registered with the number 3640906, represented by Ms Corinne PETIT, employee, with professional address in Remich, by virtue of a proxy given in Luxembourg, on May 24, 2007;
     2) Hayes Lemmerz Finance LLC, a company established under the laws of the State of Delaware, having its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, represented by Ms Corinne PETIT, employee, with professional address in Remich, by virtue of a proxy given in Luxembourg, on May 24, 2007.

     The proxyholder acts pursuant to proxies which remained annexed to the deed of incorporation of the company.
     The appearing parties, represented as stated here-above, have requested the undersigned notary, to state that they are the shareholders of the company Hayes Lemmerz Finance LLC-Luxembourg S.C.A., with registered office in Luxembourg, incorporated pursuant to a deed of the undersigned notary, then residing in Remich, on May 24, 2007, published in the Mémorial C, Receuil des Sociétés et Associations Numéro 1551 du 25 juillet 2007.
     In the precited deed of Incorporation the paragraph Subscription-Payment has to be amended in the following manner:
     SUBSCRIPTION-PAYMENT
     HLI Operating Company Inc., prenamed and represented as stated above declares to subscribe for thirty thousand six hundred and eighty-nine (30,689) ordinary shares in registered form, with a par value of one euro (EUR 1) each, and to fully pay them up by way of a contribution in cash amounting to thirty thousand six hundred and eighty-nine euros (EUR 30,689).
     Hayes Lemmerz Finance LLC, prenamed and represented as stated above declares to subscribe for three hundred and ten (310) management shares, with a par value of one euro (EUR 1) each, and to one (1) ordinary share in registered form, with a par value of one euro (EUR 1) each, and to fully pay them up by way of a contribution in cash amounting to three hundred and eleven euro (EUR 311).
     It is requested to correct this error wherever necessary.
     In faith of which We, the undersigned notary, set our hand and seal in Luxembourg-City.
     On the day and year named at the beginning of this document.
     The undersigned notary, who understands and speaks English, states herewith that on request of the above appearing person, the present deed is worded in English, followed by a French version; on request of the same appearing person and in case of divergences between the English and the French texts, the English version wili prevail.
     The document having been read to the person appearing, said person appearing signed with Us the notary, the present original deed.
     TRADUCTION FRANCAISE DU TEXTE OUI PRECEDE
     L’an deux mille sept, le vingt août.
     Pardevant Maître Martine SCHAEFFER, notaire de résidence à Luxembourg.
     ONT COMPARU:
     1) HLI Operating Company Inc., une société établie selon les lois de l’Etat du Delaware, ayant son siège social au 2711 Centerville Road, Suit 400, Wilmington, Delaware 19808 et immatriculée sous le numéro 3640906, représentée par Mlle Corinne PETIT, employée privée, avec adresse professionnelle à Remich, en vertu d’une procuration donnée à Luxembourg, le 24 mai 2007 ;
     2) Hayes Lemmerz Finance LLC, une société établie selon les lois de l’Etat du Delaware, ayant son siège social au 2711 Centerville Road, Suit 400, Wilmington, Delaware 19808, représentée par Mlle Corinne PETIT, employée privée, avec adresse professionnelle à Remich, en vertu d’une procuration donnée à Luxembourg, le 24 mai 2007.
     La mandataire agit en vertu de procurations qui sont restées annexées à l’acte de constitution.
     Les comparantes, représentées comme dit ci-dessus, ont requis le notaire instrumentaire d’acter qu’ils sont les actionnaires de la société Hayes Lemmerz Finance LLC-Luxembourg S.C.A., avec siege social à Luxembourg, constituée suivant acte du notaire instrumentaire, alors de résidence à Remich, en date du 24 mai 2007, publié au Mémorial C, Recueil des Sociétés et Associations numéro 1551 du 25 juillet 2007.
     Dans le prédit acte de constitution l’alinéa Souscription et Libération doit être modifié pour lui donner la teneur suivante :
     SOUSCRIPTION ET LIBERATION
     HLI Operating Company Inc., prénommée et représentée comme indiqué ci-dessus, déclare souscrire trente mille six cent quatre-vingt-neuf

(30.689) actions ordinaires sous forme nominative, d’une valeur nominale d’un euro (EUR 1) chacune, et de les libérer intégralement par un apport en numéraire d’un montant de trente mille six cent quatre-vingt-neuf euros (EUR 30.689).
     Hayes Lemmerz Finance LLC, prénommée et représentée comme indiqué ci-dessus, déclare souscrire trois cent dix (310) actions de commandité sous forme nominative, d’une valeur nominale d’un euro (EUR 1) chacune, et une (1) action ordinaire d’une valeur nominale d’un euro (EUR 1) chacune, et de les libérer intégralement par un apport en numéraire d’un montant de trois cent onze euros (EUR 311).
     Réquisition est faite d’opérer cette rectification partout où il y a lieu.
     DONT ACTE
     Fait et passé à Luxembourg, date qu’en tête.
     Le notaire soussigné, qui comprend et parle l’anglais, constate par les présentes qu’à la requête du comparant, le présent acte est rédigé en anglais suivi d’une version française; à la requête du même comparant et en cas de divergences entre les textes anglais et français, la version anglaise fera foi.
     Et après lecture faite et interprétation donnée à la comparante, celle-ci a signé avec Nous notaire la présente minute.